Monaker Group, Inc. 8-K

Exhibit 2.1

SECURITIES PURCHASE AGREEMENT

DATED JUNE 30, 2021

TABLE OF CONTENTS

ARTICLE 1 PURCHASE AND SALE		1
1.1	Agreement to Purchase and Sell Initial Purchased Company Shares	1
1.2	Further Assurances	2
ARTICLE 2 OPTION TO PURCHASE ADDITIONAL SHARES		2
2.1	Agreement to Purchase and Sell Company Shares	2
2.2	Further Assurances	2
ARTICLE 3 PURCHASE PRICE		2
3.1	Purchase Price	2
3.2	Set-Off Rights	2
ARTICLE 4 CALL OPTION		3
4.1	Call Option	3
4.2	Call Option Exercise Notice	3
4.3	Call Option Purchase Price	3
4.4	Payment of Call Option Price	3
4.5	No Transfer of Call Option Shares	3
4.6	Lock-Up Agreement	3
ARTICLE 5 POST-INITIAL CLOSING OBLIGATIONS; RIGHTS		4
5.1	Assistance with Financial Statements	4
5.2	Required Funding Assistance	4
5.3	Registration Rights	4
5.4	10% of Subsidiary Spin-off	4
5.5	Seller’s Acquisition of Call Option Shares	4
5.6	Board Appointment Right	4
ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF SELLER		4
6.1	Organization	4
6.2	Authorization	4
6.3	No Conflict	5
6.4	Title to Shares	5
6.5	Additional Representations, Acknowledgements and Warranties of the Seller Regarding the Purchaser Shares	5
6.6	Brokers, Finders and Financial Advisors	8
6.7	No Untrue Representation or Warranty	8
ARTICLE 7 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER		8
7.1	Organization	8
7.2	Authorization	8
7.3	Absence of Restrictions and Conflicts	9
7.4	Independent Investigation	9
7.5	Investment Intent	9
7.6	Brokers, Finders and Investment Bankers	9
7.7	No Other Representations or Warranties	9
7.8	No Untrue Representation or Warranty	9
ARTICLE 8 JOINT REPRESENTATIONS AND CONFIRMATIONS		10
8.1	Joint Representations of the Parties	10
ARTICLE 9 CLOSING		10
9.1	Initial Closing	10

9.2	Call Option Closing	10
9.3	Seller Initial Closing Deliveries	10
9.4	Purchaser Initial Closing Deliveries	11
9.5	Termination	12
ARTICLE 10 CONSTRUCTION; DEFINITIONS		12
10.1	Definitions	12
ARTICLE 11 MISCELLANEOUS PROVISIONS		17
11.1	Schedules and Exhibits	17
11.2	Assignment; Successors in Interest	17
11.3	Captions	17
11.4	Publicity	17
11.5	Governing Law; Consent to Jurisdiction; Waiver of Trial By Jury; Etc.	17
11.6	Severability	17
11.7	Amendment	18
11.8	Enforcement of Certain Rights	18
11.9	Waiver	18
11.10	Integration	18
11.11	Cooperation Following the Closing	18
11.12	Transaction Costs	18
11.13	Construction	18
11.14	No Presumption from Drafting	19
11.15	Review and Construction of Documents	19
11.16	Electronic Signatures	20

LIST OF EXHIBITS

Exhibit A	Form of Certificate of Designation of Series D Convertible Preferred Stock
Exhibit B	Form of Share Registration Form
Exhibit C	Form of Certificate of Accredited Investor Status
Exhibit D	Form of Stock Power and Assignment of Uncertificated Stock
Exhibit E	Right of First Refusal and Development Agreement
Exhibit F	Lock-Up Agreement

Securities Purchase Agreement

Monaker and Go Game

SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (this “Agreement”), dated as of June 30, 2021, is made and entered into by and between Monaker Group, Inc., a Nevada corporation (the “Purchaser”), and David Ng, an individual (the “Seller”). The Purchaser and the Seller are sometimes individually referred to herein as a “Party” and collectively as the “Parties.”

W I T N E S S E T H:

WHEREAS, the Seller owns 37% of the outstanding [ordinary shares] of Go Game Pte Ltd, a Singapore private limited company (the “Company”), a mobile game publisher and technology company;

WHEREAS, the Parties desire to enter into this Agreement pursuant to which the Seller will sell to the Purchaser, and the Purchaser will purchase from the Seller, a 37% interest in the capital stock of the Company, representing an aggregate of 686,868 shares of the Company’s Class B Preferred shares (the “Initial Purchased Company Shares” and the “Acquisition”); the Seller will provide the Company an option to purchase additional shares of the Company’s Class B Preferred shares; the Purchaser will provide the Seller a put right to sell additional Company Shares to the Company; and the Parties will provide each other certain additional rights, each on the terms and subject to the conditions set forth herein;

WHEREAS, the Board of Directors of the Purchaser shall have approved the terms of the Acquisition as set out in this Agreement and the terms hereof within two weeks of execution of this Agreement; and

WHEREAS, the Parties desire to make certain representations, warranties and agreements in connection with the Acquisition and otherwise, each as set forth below.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, the receipt and sufficiency of which are hereby acknowledged by the Parties, and intending to be legally bound hereby, each Party hereby agrees:

CERTAIN CAPITALIZED TERMS USED HEREIN HAVE THE MEANINGS GIVEN TO SUCH TERMS IN ARTICLE 11.

ARTICLE 1
PURCHASE AND SALE

Agreement to Purchase and Sell Initial Purchased Company Shares. Subject to the terms and conditions of this Agreement, at the Initial Closing, the Seller will sell, transfer and deliver to the Purchaser, and the Purchaser will purchase and acquire from the Seller, all of the Initial Purchased Company Shares, free and clear of all Liens.

Securities Purchase Agreement

Monaker and Go Game

Further Assurances. Each Party shall on the Initial Closing Date and from time to time thereafter, at the other Party’s reasonable request and without further consideration, execute and deliver to the other Party such instruments of transfer, conveyance and assignment as shall be reasonably requested to transfer, convey and assign the Initial Purchased Company Shares to the Purchaser and otherwise to effect the transactions contemplated by this Agreement and the terms and conditions herein.

ARTICLE 2
SALE OF ADDITIONAL COMPANY SHARES

Agreement to Purchase and Sell Company Shares. Subject to the terms and conditions of this Agreement, at each Subsequent Closing, the Seller will sell, transfer and deliver to the Purchaser, and the Purchaser will purchase and acquire from the Seller, all of the Subsequently Purchased Company Shares, as applicable, free and clear of all Liens.

Further Assurances. Each Party shall on each Subsequent Closing Date, and from time to time thereafter, at the other Party’s reasonable request and without further consideration, execute and deliver to the other Party such instruments of transfer, conveyance and assignment as shall be reasonably requested to transfer, convey and assign the Subsequently Purchased Company Shares, as applicable, to the Purchaser and otherwise to effect the transactions contemplated by this Agreement and the terms and conditions herein.

ARTICLE 3
PURCHASE PRICE

Purchase Price. The aggregate consideration paid for the Company Shares by the Purchaser at Initial Closing for the Initial Purchased Company Shares shall be (collectively, the “Purchase Price”):

3.1 6,100,000 shares of Series D Preferred Stock (the “Initial Purchaser Shares”)(which the Parties agree is the consideration payable for 315,588 of the Company Shares, representing 17% of the currently outstanding Company Shares)(the “Closing Shares”). The Closing Shares shall have those rights as set forth on Exhibit A, and the Parties agree and confirm that the Closing Shares have a value of $6,100,000; and

3.2 $5,000,000 in cash (which the Parties agree is the consideration payable for 371,280 of the Company Shares, representing 20% of the currently outstanding Company Shares), payable as follows (collectively, the “Cash Payments”):

(a)           $1,250,000 payable on or before June 30, 2021;

(b)           $1,250,000 payable on or before July 31, 2021; and

(c)           $2,500,000 payable on or before September 30, 2021.

Securities Purchase Agreement

Monaker and Go Game

ARTICLE 4
CALL OPTION

Call Option. Purchaser shall be granted the right, but not the obligation, to exercise an option, from time to time, beginning on the Approval Date and ending on December 31, 2021 (the “Call Option Termination Date”), to purchase up to an additional 259,895 Company Shares from the Seller, representing 14% of the Company’s then outstanding shares the (“Call Option Shares” and the “Call Option”), and 51% of the Company’s then outstanding Company Shares when aggregated with the Initial Purchaser Shares and shares issuable pursuant to 3.2 above. The Seller is required to acquire control and title to the Call Option Shares subsequent to the date of this Agreement, which Company Shares, once acquired, shall become subject to the Call Option automatically.

Call Option Exercise Notice. In order to exercise the Call Option, the Purchaser provides written notice to Seller of its intent to exercise the Call Option and the number of Company Shares which the Purchaser desires to acquire pursuant to the Call Option, at any time prior to January 1, 2022 (“Call Option Termination Date”). The Call Option need not be exercised all at once and may be exercised from time to time, so long as not more than the Call Option Shares are acquired, and provided such rights to exercise the Call Option expires on the Call Option Termination Date.

Call Option Purchase Price. The price per share of each Call Option Share acquired by the Purchaser pursuant to the exercise of the Call Option (or any portion thereof) shall be equal to (a) $70,000,000, divided by (b) the total number of shares of the Company outstanding on the date that the Call Option is exercised (the “Call Option Price”).

Payment of Call Option Price. The aggregate Call Option Price shall be paid by the Purchaser within ten (10) days of the date of the exercise of the Call Option (or any portion thereof), and upon delivery by the Seller of the Call Option Shares subject to the applicable Call Option, which shares and rights thereto shall be delivered to the Purchaser, along with a confirmation, confirming Seller’s title to such Call Option Shares (or applicable portion thereof), Seller’s ability to transfer such Call Option Shares (or application portion thereof) to the Purchaser, and Purchaser’s valid title to such Call Option Shares upon delivery thereof by the Purchaser, in form reasonably acceptable to Purchaser, within ten (10) days of the date of exercise of the Call Option (or any portion thereof) by the Purchaser. Such Call Option Price shall be satisfied by the issuance of shares of Purchaser Common stock to the Seller in an amount equal to (a) the aggregate Call Option Price payable, divided by (b) the greater of (i) $2.35 and (ii) 85% of the 30-day Average (as determined on the date of the Call Option Notice).

No Transfer of Call Option Shares. Once acquired by the Seller, the Call Option Shares shall not be Transferred by the Seller, except pursuant to the Call Option, or with the prior written approval of the Purchaser, until the Call Option Termination Date.

Lock-Up Agreement. The Seller shall be required to enter into a lock-up agreement with the Purchaser, in substantially similar form as the Lock-Up Agreement as a condition to the Purchaser requiring to pay the aggregate Call Option Price, except that such form of lock-up agreement shall provide that no sales of Purchaser Common stock may be Transferred by the Seller within 18 months of the date of issuance thereof.

Securities Purchase Agreement

Monaker and Go Game

ARTICLE 5
POST-INITIAL CLOSING OBLIGATIONS; RIGHTS

Assistance with Financial Statements. From time to time, as requested by the Purchaser, the Seller shall assist the Company, at his sole cost and expense, with the preparation of financial statements in accordance with US GAAP, pro forma financial information and such other interim financial information as the Company may request from time to time to satisfy the Company’s filing and reporting obligations with the SEC.

Seller’s Acquisition of Call Option Shares. The Seller shall use his best efforts to promptly complete the acquisition of control and title to the Call Option Shares.

Board Appointment Right. Concurrent with the Initial Closing, the Board of Directors of the Purchaser shall (A) increase the number of members of the Board of Directors by one (1) and (B) appoint Seller as a member of the Board of Directors of the Purchaser by the action of the Board of Directors of the Purchaser and without a shareholder vote, provided that such appointment would not otherwise result in the Company not being in compliance with the continued listing standards of The NASDAQ Capital Market. Thereafter, until the Board Appointment Termination Date, the Board of Directors of the Purchaser shall nominate Seller for appointment to the Board of Directors of the Purchaser for approval by the Purchaser’s shareholders at each annual meeting of shareholders and recommend that the shareholders of the Purchaser appoint Seller as a member of the Board of Directors.

ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF SELLER

The Seller represents and warrants the following to the Purchaser as of the date hereof (which shall be automatically re-confirmed as of each Closing Date):

Organization of Company. The Company is a private limited company, duly formed, validly existing and in good standing under the laws of Singapore and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company is duly qualified or registered as a foreign corporation, limited liability company or other organization, as applicable, to transact business under the Laws of each jurisdiction where the character of its activities or the location of the properties owned or leased by it requires such qualification or registration. The Seller has made available to the Purchaser true, complete and correct copies of the Governing Documents of the Company as in effect on the date hereof.

Authorization. Seller has all necessary power and authority to execute and deliver this Agreement and the Seller Ancillary Documents, to carry out his obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Seller Ancillary Documents by Seller, the performance by Seller of his obligations hereunder and thereunder, and the consummation of the transactions provided for herein and therein have been duly and validly authorized by all necessary action on the part of the Seller. This Agreement and the Seller Ancillary Documents have been duly executed and delivered by the Seller and constitute the valid and binding agreements of the Seller, enforceable against the Seller in accordance with their respective terms, subject to applicable bankruptcy insolvency and other similar Laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

Securities Purchase Agreement

Monaker and Go Game

No Conflict. The execution and delivery by the Seller of this Agreement and the consummation of the transactions contemplated hereby and thereby, do not and will not, by the lapse of time, the giving of notice or otherwise: (a) constitute a violation of any law; or (b) result in or require the creation of any lien upon any of the of the Applicable Purchased Company Shares.

Title to Shares. The Seller is the sole record and beneficial owner of the Applicable Purchased Company Shares and has good and marketable title to all of the Applicable Purchased Company Shares, free and clear of any liens, claims, charges, options, rights of tenants or other encumbrances. Seller has sole managerial and dispositive authority with respect to the Applicable Purchased Company Shares and has not granted any person a proxy or option to buy the Applicable Purchased Company Shares that has not expired or been validly withdrawn. The sale and delivery of the Applicable Purchased Company Shares to the Purchaser pursuant to this Agreement will vest in the Purchaser the legal and valid title to the Applicable Purchased Company Shares acquired by the Purchaser hereunder, free and clear of all liens, security interests, adverse claims or other encumbrances of any character whatsoever, except for those associated with the restricted nature of the securities.

Additional Representations, Acknowledgements and Warranties of the Seller Regarding the Purchaser Securities. The Seller represents, acknowledges and warrants the following to the Purchaser:

0.27.1 Seller recognizes that the Initial Purchaser Shares, the shares of Purchaser Common Stock issuable upon conversion thereof, and the other shares of Purchaser Common Stock issuable to, or issued to, the Seller at the Subsequent Closings (collectively, the “Purchaser Securities”), have not been registered under the Securities Act, nor under the securities laws of any state and, therefore, cannot be resold unless the resale of the Purchaser Securities are registered under the Securities Act or unless an exemption from registration is available. Seller may not sell the Purchaser Securities without registering them under the Securities Act and any applicable state securities laws unless exemptions from such registration requirements are available with respect to any such sale;

0.27.2 Seller is acquiring the Purchaser Securities for his own account for long-term investment and not with a view toward resale, fractionalization or division, or distribution thereof, and he does not presently have any reason to anticipate any change in his circumstances, financial or otherwise, or particular occasion or event which would necessitate or require the sale or distribution of the Purchaser Securities. No one other than the Seller will have any beneficial interest in said securities. Seller agrees to set forth the terms of his ownership, record address and social security number on the Share Registration Form, a form of which is attached hereto as Exhibit B (the “Share Registration Form”);

Securities Purchase Agreement

Monaker and Go Game

0.27.3 Seller acknowledges that he is an “accredited investor” as such term is defined in Rule 501 of Regulation D of the Securities Act of 1933, as amended, and has completed a Certificate of Accredited Investor Status, in the form attached hereto as Exhibit C (the “Seller Certification”);

0.27.4 Seller is aware of, has received and had an opportunity to review (A) the (i) Purchaser’s Annual Report on Form 10-K for the year ended February 28, 2021; and (ii) the Purchaser’s Quarterly Reports on Form 10-Q (if any) and current reports on Form 8-K from January 1, 2021, to the date of such Seller’s entry into this Agreement (which filings can be accessed by going to https://www.sec.gov/search/search.htm, typing “Monaker Group” in the “Purchaser name” field, and clicking the “Search” button), in each case (i) through (ii), including the audited and unaudited financial statements, description of business, risk factors, results of operations, certain transactions and related business disclosures described therein (collectively the “Disclosure Documents”) and an independent investigation made by it of the Purchaser; (B) has, a reasonable time prior to the date of this Agreement, been given an opportunity to review material contracts and documents of the Purchaser and has had an opportunity to ask questions of and receive answers from the Purchaser’s officers and directors and has no pending questions as of the date of this Agreement; and (C) is not relying on any oral representation of the Purchaser or any other person, nor any written representation or assurance from the Purchaser; in connection with each Seller’s acceptance of the Securities and investment decision in connection therewith. Seller acknowledges that due to its receipt of and review of the information described above, it has received similar information as would be included in a Registration Statement filed under the Securities Act;

0.27.5 Seller has such knowledge and experience in financial and business matters such that the Seller is capable of evaluating the merits and risks of an investment in the Purchaser Securities and of making an informed investment decision, and does not require a representative in evaluating the merits and risks of an investment in the Purchaser Securities;

0.27.6 Seller has had an opportunity to ask questions of and receive satisfactory answers from the Purchaser, or any person or persons acting on behalf of the Purchaser, concerning the terms and conditions of this Agreement and the Purchaser, and all such questions have been answered to the full satisfaction of Seller;

Securities Purchase Agreement

Monaker and Go Game

0.27.7 Seller recognizes that an investment in the Purchaser is a speculative venture. The ownership of the Purchaser Securities as an investment involves special risks;

0.27.8 Seller realizes that the Purchaser Securities cannot readily be sold as they will be restricted securities and therefore the Purchaser Securities must not be accepted unless Seller has liquid assets sufficient to assure that such purchase will cause no undue financial difficulties and Seller can provide for current needs and possible personal contingencies;

0.27.9 Seller confirms and represents that he is able (i) to bear the economic risk of his investment, (ii) to hold the Purchaser Securities for an indefinite period of time, and (iii) to afford a complete loss of his investment;

0.27.10  Seller has carefully considered and has, to the extent he believes such discussion necessary, discussed with his professional, legal, tax and financial advisors, the suitability of an investment in the Purchaser Securities for his particular tax and financial situation and his advisers, if such advisors were deemed necessary, have determined that the Purchaser Securities are a suitable investment for him;

0.27.11  Seller has not become aware of and has not been offered the Purchaser Securities by any form of general solicitation or advertising, including, but not limited to, advertisements, articles, notices or other communications published in any newspaper, magazine, or other similar media or television or radio broadcast or any seminar or meeting where, to Seller’s knowledge, those individuals that have attended have been invited by any such or similar means of general solicitation or advertising;

0.27.12  Seller confirms and acknowledges that the Purchaser is under no obligation to register or seek an exemption under any federal and/or state securities acts for any sale or transfer of the Purchaser Securities by Seller, and Seller is solely responsible for determining the status, in his hands, of the Purchaser Securities acquired in connection herewith and the availability, if required, of exemptions from registration for purposes of sale or transfer of the Purchaser Securities;

0.27.13  Seller confirms and acknowledges that the Purchaser Securities will bear the following restrictive legend (or a similar legend):

“THE SHARES REPRESENTED BY THIS CERTIFICATE [AND ISSUABLE UPON CONVERSION HEREOF] HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD, TRANSFERRED, PLEDGED, OR HYPOTHECATED WITHOUT EITHER: (i) REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS, OR (ii) SUBMISSION TO THE CORPORATION OF AN OPINION OF COUNSEL, SATISFACTORY TO THE CORPORATION THAT SAID SHARES AND THE TRANSFER THEREOF ARE EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933 AND APPLICABLE STATE SECURITIES LAWS.”

Securities Purchase Agreement

Monaker and Go Game

Brokers, Finders and Financial Advisors. No broker, finder or financial advisor has acted for the Seller in connection with this Agreement or the transactions contemplated hereby or thereby, and no broker, finder or financial advisor is entitled to any broker’s, finder’s or financial advisor’s fee or other commission in respect thereof based in any way on any contract with Seller.

No Untrue Representation or Warranty. No representation or warranty contained in this Agreement, any Transaction Document or any attachment, schedule, exhibit, certificate or instrument furnished to the Purchaser by the Seller pursuant hereto, or in connection with the transactions contemplated hereby, contains any untrue statement of a material fact, or omits to state any material fact necessary to make the statements contained herein or therein not misleading.

ARTICLE 7
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Seller as follows as of the date hereof (which shall be automatically re-confirmed as of the Closing Date):

Organization. The Purchaser is a corporation duly formed, validly existing and in good standing under the laws of the State of Nevada and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

Authorization. The Purchaser has all necessary corporate power and authority to execute and deliver this Agreement and the Purchaser Ancillary Documents, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Purchaser Ancillary Documents by the Purchaser, the performance by the Purchaser of its obligations hereunder and thereunder, and the consummation of the transactions provided for herein and therein have been duly and validly authorized by all necessary corporate action on the part of the Purchaser. This Agreement has been and, as of the Initial Closing Date, the Purchaser Ancillary Documents shall be, duly executed and delivered by the Purchaser and do or shall, as the case may be, constitute the valid and binding agreements of the Purchaser, enforceable against the Purchaser in accordance with their respective terms, subject to applicable bankruptcy insolvency and other similar Laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

Securities Purchase Agreement

Monaker and Go Game

Absence of Restrictions and Conflicts. The execution, delivery and performance of this Agreement and the Purchaser Ancillary Documents and the consummation of the transactions contemplated hereby and thereby do not or will not (as the case may be), violate or conflict with, constitute a breach of or default under, result in the loss of any benefit under, permit the acceleration of any obligation under, or create in any part the right to terminate, modify or cancel (a) any term or provision of the organizational documents of the Purchaser, (b) any contract to which the Purchaser is a party, (c) any judgment, decree or order of any Governmental Entity to which the Purchaser is a party or by which the Purchaser or any of its properties is bound, or (d) any Law or arbitration award applicable to the Purchaser, except in the cases of clauses (b), (c) and (d) where the violation, conflict, breach, default, loss of benefit or acceleration will not, either individually or in the aggregate, materially delay or impair the ability of the Purchaser to consummate the transactions contemplated hereby, or by the Purchaser Ancillary Documents.

Independent Investigation. The Purchaser has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) and assets of the Company, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records and other documents and data of the Seller and the Company for such purpose. The Purchaser acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, the Purchaser has relied solely upon its own investigation and the express representations and warranties of the Seller set forth in this Agreement, including ARTICLE 7 and the provided materials; and (b) none of the Seller, the Company, its Subsidiaries or any other Person has made any representation or warranty as to the Seller, the Company or this Agreement, except as expressly set forth in this Agreement, including ARTICLE 7 (including the related portions of the Schedules.)

Investment Intent. The Purchaser is acquiring the Company Shares for its own account and not with a view to their distribution within the meaning of Section 2(a)(11) of the Securities Act.

Brokers, Finders and Investment Bankers. Neither the Purchaser, nor an officer, director or employee of the Purchaser nor any Affiliate of the Purchaser, has employed any broker, finder or investment banker or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees or finders’ fees in connection with the transactions contemplated hereby.

No Other Representations or Warranties. Except for the representations and warranties contained in this ARTICLE 8 or in any Purchaser Ancillary Documents to which it is a party, neither Purchaser nor any other Person makes any other express or implied representation or warranty on behalf of Purchaser, or any of its Affiliates or Representatives to the Seller.

No Untrue Representation or Warranty. No representation or warranty contained in this Agreement or any attachment, schedule, exhibit, certificate or instrument furnished to the Seller by the Purchaser pursuant hereto, or in connection with the transactions contemplated hereby, contains any untrue statement of a material fact, or omits to state any material fact necessary to make the statements contained herein or therein not misleading.

Securities Purchase Agreement

Monaker and Go Game

ARTICLE 8
JOINT REPRESENTATIONS AND CONFIRMATIONS

Joint Representations of the Parties. The Seller represents the following to the Purchaser and the Purchaser represents the following to the Seller:

0.38.1 Injunction. No effective injunction, writ or preliminary restraining order or any order of any nature is issued and outstanding by a Governmental Entity of competent jurisdiction to the effect that the Acquisition may not be consummated as provided herein, no Proceeding or lawsuit is commenced and ongoing by any Governmental Entity or third party for the purpose of obtaining any such injunction, writ or preliminary restraining order and no written notice is received and outstanding from any Governmental Entity indicating an intent to restrain, prevent, materially delay or restructure the transactions contemplated hereby.

0.38.2 Governmental Consents. All consents, approvals, orders or authorizations of, or registrations, declarations or filings with, all Governmental Entities required in connection with the execution, delivery or performance hereof are obtained or made.

ARTICLE 9
CLOSINGS

Initial Closing. The closing of the sale of the Initial Purchased Company Shares contemplated hereby (the “Initial Closing”) shall take place on the date mutually approved by the Parties hereto after all of the conditions to Closing set forth in Sections 10.4 and 10.5 are either satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Initial Closing Date), but in no event later than July 31, 2021 (the “Required Closing Date”), unless such Required Closing Date is extended with the written consent of the Parties. The date on which the Initial Closing occurs is the “Initial Closing Date”.

Call Option Closing. The closing of the sale of the Call Option Shares as contemplated by ARTICLE 4 hereof (the “Call Option Closing”) shall take place pursuant to the requirements of ARTICLE 4 hereof. The date on which the Call Option Closing occurs is herein referred to as the “Call Option Closing Date”.

Seller Initial Closing Deliveries. At the Initial Closing the Seller shall deliver to the Purchaser the following:

0.42.1 a completed Form of Stock Power and Assignment of Uncertificated Stock in the form of Exhibit D hereto;

Securities Purchase Agreement

Monaker and Go Game

0.42.2 the Seller Ancillary Documents;

0.42.3 a Share Registration Form and Seller Certification;

0.42.4 certificates issued by appropriate Governmental Entities evidencing the status of the Company, as of a date not more than five (5) calendar days prior to the Closing Date, in the jurisdiction of their incorporation, formation or organization, and as of a date not more than five (5) calendar days prior to the Closing Date, or such longer period as is reasonably practicable under the circumstances, in each other jurisdiction in which the Company is qualified to conduct business as foreign entities;

0.42.5 The Right of First Refusal and Development Agreement in the form of Exhibit E hereto executed by the Company (the “ROFR Agreement”);

0.42.6 The Lock-Up Agreement in the form of Exhibit F hereto executed by Seller; and

0.42.7 all other documents required to be entered into by the Company, or the Seller pursuant hereto or reasonably requested by the Purchaser to convey the Company Shares to the Purchaser or to otherwise consummate the transactions contemplated hereby.

Purchaser Initial Closing Deliveries. At the Initial Closing, the Purchaser has delivered to the Seller the following:

0.43.1 minutes of the Directors of the Purchaser approving the issuance of the Initial Purchaser Shares and approving the Acquisition, and the entry into this Agreement;

0.43.2 the executed ROFR Agreement;

0.43.3 the executed Lock-Up Agreement; and

0.43.4 all other documents required to be entered into by the Purchaser pursuant hereto or reasonably requested by the Seller to otherwise consummate the transactions contemplated hereby.

Seller Subsequent Closing Deliveries. At each Subsequent Closing the Seller shall deliver to the Purchaser the following:

  9.1.1  a completed Form of Stock Power and Assignment of Uncertificated Stock in the form of Exhibit D hereto, updated to provide for the Company Shares subject to such Closing;

  9.1.2   the Seller Ancillary Documents (as applicable);

  9.1.3   a Share Registration Form and Seller Certification;

Securities Purchase Agreement

Monaker and Go Game

  9.1.4  The required Lock-Up Agreement in the form of Exhibit F hereto executed by Seller (and updated as provided herein); and

  9.1.5  all other documents required to be entered into by the Company, or the Seller pursuant hereto or reasonably requested by the Purchaser to convey the applicable Company Shares to the Purchaser or to otherwise consummate the transactions contemplated hereby.

Termination. Anything to the contrary herein notwithstanding, this Agreement may be terminated and the transactions contemplated hereby may be abandoned prior to the Initial Closing:

0.45.1 by the mutual written consent of the Parties;

0.45.2 either Purchaser or Seller at any time prior to the Initial Closing Date if there shall be a pending or threatened action or proceeding by or before any court or other governmental body which shall seek to restrain, prohibit or invalidate the transactions contemplated herein, and which, in the judgment of Purchaser or Seller (as applicable), makes it inadvisable to proceed with the transactions contemplated by this Agreement;

0.45.3 by Purchaser in the event of a material breach by Seller prior to Initial Closing of any provision of this Agreement, which breach is not remedied by Seller within 10 days after receipt of written notice thereof from Purchaser;

0.45.4 by Seller in the event of a material breach by Purchaser prior to Initial Closing of any provision of this Agreement, which breach is not remedied by Purchaser within 10 days after receipt of written notice thereof from Seller; or

0.45.5 by either Purchaser or Seller if, through no fault of or breach by the party that desires to terminate this Agreement, the conditions precedent to the obligations of such party hereunder have not been met or waived and the Initial Closing has not taken place by the Required Closing Date.

ARTICLE 10
CONSTRUCTION; DEFINITIONS

Definitions. In addition to other terms defined throughout this Agreement, the following terms have the following meanings when used herein:

0.47.1 “30-day Average” means the average of the closing prices for the Purchaser Common Stock on the Principal Market, as reported by NASDAQ.com, for the thirty (30) days prior to the applicable date of determination.

0.47.2 “Affiliate” of any specified Person means any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such specified Person.

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0.47.3 “Applicable Exchange” means the NASDAQ Stock Market, the New York Stock Exchange, the Singapore Exchange, Tokyo Stock Exchange, Australian Securities Exchange or Hong Kong Stock Exchange.

0.47.4 “Applicable Purchased Company Shares” means as of the date of this Agreement and on the Initial Closing Date, the Initial Closing Shares, on the Call Option Closing Date, and the Call Option Shares.

0.47.5 “Approval Date” means (i) the approval by the shareholders of the Purchaser, as required pursuant to applicable rules and regulations of the Principal Market, of the issuance of shares of Purchaser Common Stock issuable upon conversion of the Series D Preferred Stock; and (ii) such other matters as may be required to be approved by the shareholders pursuant to the rules and regulations of the Principal Market or the SEC in order to allow for the conversion of the Series D Preferred Stock into Purchaser Common Stock pursuant to the terms thereof.

0.47.6 “Board Appointment Termination Date” means the earlier of (a) Seller’s death; (b) the date Seller resigns as a member of the Board of Directors; (c) the date that Seller is disqualified as a member of the Board of Directors of the Purchaser due to any applicable rule of a stock exchange or NASDAQ; (d) the date that the Board of Directors (or nominating committee) of the Purchaser, acting in good faith, determines that the nomination of Seller as a member of the Purchaser’s Board of Directors would violate the fiduciary duties of such members of the Board of Directors (or such nominating committee); (e) the third (3rd) anniversary of the Initial Closing Date; and (f) the date that the Seller holds less than 2,000,000 shares of Purchaser Common Stock (or shares of Series D Preferred Stock convertible into such number of shares of Purchaer Common Stock) after the Initial Closing Date (as adjusted equitably for any stock split or stock dividend affected by the Purchaser).

0.47.7 “Business Day” means any day except Saturday, Sunday or any day on which banks are authorized by Law to be closed in the city of Sunrise, Florida.

0.47.8 “Company Shares” mean the ordinary shares, par value [$_________] per share, of the Company.

0.47.9 “Control” means, when used with respect to any specified Person, the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

0.47.10  “Directors” means the (i) Board of Directors of a corporation; (ii) the Managers of a limited liability company, if manager managed and the Members of a limited liability company, if member managed; or (iii) the General Partner of a partnership, as applicable, or in each case similar management personnel of the applicable entity, which are authorized to govern the entity and have authority to approve and adopt, among other things, this Agreement and the terms and conditions hereof.

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0.47.11  “Encumbrance” means any charge, claim, community or other marital property interest, condition, equitable interest, Lien, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first option, right of first refusal or similar restriction, including any restriction on use, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership.

0.47.12  “Exhibit” means any exhibit attached to this Agreement.

0.47.13  “GAAP” means generally accepted accounting principles in the United States of America as applied consistently with the past practices of the Company.

0.47.14  “Governing Documents” means (i) the articles or certificate of incorporation, or certificate of formation, and the bylaws of a corporation; (ii) the partnership agreement and any statement of partnership of a general partnership; (iii) the limited partnership agreement and the certificate or articles of limited partnership of a limited partnership; (iv) the limited liability partnership agreement and the certificate or articles of limited liability partnership of a limited liability partnership; (v) the operating agreement or limited liability company agreement and the articles of organization or certificate of formation of a limited liability company; (vi) any charter or similar document adopted or filed in connection with the creation, formation or organization of a Person; and (vii) any amendment to any of the foregoing.

0.47.15  “Governmental Entity” means any federal, state, local or foreign government, any political subdivision thereof, or any court, administrative or regulatory agency, department, instrumentality, body or commission or other governmental authority or agency, or any self-regulating body, including a stock exchange, and any related arbitrator.

0.47.16  “Laws” means all statutes, rules, codes, regulations, restrictions, ordinances, orders, decrees, approvals, directives, judgments, injunctions, writs, awards and decrees of, or issued by, any Governmental Entity.

0.47.17  “Legal Dispute” means any action, suit, arbitration or Proceeding between or among the Parties and their respective Affiliates arising in connection with any disagreement, dispute, controversy or claim arising out of or relating to this Agreement or any related document.

0.47.18  “Liens” mean all mortgages, liens (statutory or otherwise), pledges, security interests, charges, claims, restrictions, limitations, options, easements, encroachments, rights of first refusal, preemptive rights, conditional sale agreements, or other right to purchase, adverse claims or restrictions or reservations of any kind, including restrictions on transfer or other assignment, as security or otherwise, of or relating to use, quiet enjoyment, voting transfer or any other encumbrance of any kind whatsoever.

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0.47.19  “Lock-Up Agreement” means the Lock-Up Agreement in the form attached hereto as Exhibit F.

0.47.20  “NextPlay Platform” means the creation of a super app that combines the functionality of HotPlay Enterprise Limited’s, Zappware’s, the Company’s tech and games, and Nextrip Travel program.

0.47.21  “Order” means an order, binding determination, writ, injunction, judgment, plan, stipulation or decree.

0.47.22  “Person” means any individual, corporation, partnership, joint venture, limited liability company, trust, unincorporated organization or Governmental Entity.

0.47.23  “Principal Market” means initially the NASDAQ Capital Market and shall also include the New York Stock Exchange, NYSE American, the OTCQB, OTCQX or the NASDAQ National Market, whichever is at the time the principal trading exchange or market for the Purchaser Common Stock, based upon share volume.

0.47.24  “Purchaser Common Stock” means the common stock, $0.00001 par value per share, of the Purchaser.

0.47.25  “Purchaser Ancillary Documents” means any certificate, agreement, document or other instrument, other than this Agreement, to be executed and delivered by the Purchaser in connection with the transactions contemplated hereby, including, but not limited to the Transaction Documents which the Purchaser is party to.

0.47.26  “Purchaser Securities” has the meaning given to such term in Section 7.5.1.

0.47.27  “Representatives” means, with respect to a Person, such Person’s Affiliates and their respective parents, directors, managers, officers, employees, attorneys, accountants, representatives, financial advisors, lenders, consultants, and other agents.

0.47.28  “Schedule” means any schedule attached to this Agreement.

0.47.29  “SEC” means Securities and Exchange Commission.

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0.47.30  “Securities Act” means the Securities Act of 1933, as amended.

0.47.31  “Seller Ancillary Documents” means any certificate, agreement, document or other instrument, other than this Agreement, to be executed and delivered by the Seller or any Affiliate of the Seller in connection with the transactions contemplated hereby, including, but not limited to the Transaction Documents.

0.47.32  “Series D Preferred Stock” means the Series D Convertible Preferred Stock of the Purchaser, to be evidenced by the designation of such Series D Convertible Preferred Stock in substantially the form of Exhibit A hereto, to be filed with the Secretary of State of Nevada.

0.47.33  “Subsidiary” or “Subsidiaries” means any or all Persons of which the Company (or other specified Person) shall own directly or indirectly through another Person, a nominee arrangement or otherwise (a) at least a majority of the outstanding capital stock (or other shares of beneficial interest) entitled to vote generally or otherwise have the power to elect a majority of the board of directors or similar governing body or the legal power to direct the business or policies of such Person or (b) a majority of the economic interests of such Person.

0.47.34  “Taxes” means all taxes, assessments, charges, duties, fees, levies and other governmental charges (including interest, penalties or additions associated therewith), including income, franchise, capital stock, real property, personal property, tangible, withholding, employment, payroll, social security, social contribution, unemployment compensation, unclaimed property escheat, disability, transfer, sales, use, excise, license, occupation, registration, stamp, premium, environmental, customs duties, alternative or add-on minimum, estimated, gross receipts, value-added and all other taxes of any kind imposed by any Governmental Entity.

0.47.35  “Transaction Documents” shall mean this Agreement, the Exhibits hereto and any other agreement contemplated by this Agreement to which the Purchaser or the Seller are a party.

0.47.36  “Transfer” and “Transferred” means offer for sale, sell, pledge, hypothecate, transfer, assign or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the sale, pledge, hypothecation, transfer, assignment or other disposition at any time) (including, without limitation, by operation of law) of any applicable securities or enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of the applicable securities, whether any such transaction is to be settled by delivery of applicable securities or other securities, in cash or otherwise.

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ARTICLE 11
MISCELLANEOUS PROVISIONS

Schedules and Exhibits. The Schedules and Exhibits are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full herein.

Assignment; Successors in Interest. No assignment or transfer by either Party of such Party’s rights and obligations hereunder shall be made except with the prior written consent of the other Parties. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns, and any reference to a Party shall also be a reference to the successors and permitted assigns thereof.

Captions. The titles, captions and table of contents contained herein are inserted herein only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.

Publicity. Purchaser, and no other party, shall control, direct or make any public announcement, including the initial press release, regarding this Agreement and the transactions contemplated hereby except as may be required by applicable Law or by any Governmental Entity; provided, however, if the Company or the Seller believe they are required by applicable Law or by any Governmental Entity to make a public statement regarding this Agreement or any of the transactions contemplated hereby such party shall use commercially reasonable efforts to first consult with the Purchaser. Seller and Company shall allow Purchaser first to review the text of any such public statement.

0.52.1 Governing Law; Consent to Jurisdiction; Waiver of Trial By Jury; Etc.

11.1.1 This Agreement shall be governed by and construed and enforced in accordance with the internal Laws of the State of Florida without reference to its choice of law rules.

0.52.2 Each Party hereby irrevocably consents and agrees that any Legal Dispute shall be brought only to the exclusive jurisdiction of the courts of the State of Florida or the federal courts located in Sunrise, Florida.

0.52.3 EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE SELLER ANCILLARY AGREEMENTS OR THE PURCHASER ANCILLARY AGREEMENTS OR ANY OTHER TRANSACTION AGREEMENTS OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY.

Severability. Any provision hereof that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to affect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible. To the extent permitted by Law, each Party hereby waives any provision of Law that renders any such provision prohibited or unenforceable in any respect.

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Amendment. This Agreement may not be amended, modified or supplemented, except by written agreement of the Parties.

Enforcement of Certain Rights. Except as expressly provided herein nothing expressed or implied herein is intended, or shall be construed, to confer upon or give any Person other than the Parties, and their successors or permitted assigns, any right, remedy, obligation or liability under or by reason of this Agreement, or result in such Person being deemed a third-party beneficiary hereof (except as expressly set forth herein).

Waiver. Any agreement on the part of either Party to any extension or waiver of any provision hereof shall be valid only if set forth in an instrument in writing signed on behalf of such Party. A waiver by either Party of the performance of any covenant, agreement, obligation, condition, representation or warranty shall not be construed as a waiver of any other covenant, agreement, obligation, condition, representation or warranty. A waiver by either Party of the performance of any act shall not constitute a waiver of the performance of any other act or an identical act required to be performed at a later time.

Integration. THIS AGREEMENT AND THE DOCUMENTS EXECUTED PURSUANT HERETO, INCLUDING THE EXHIBITS AND SCHEDULES HERETO, SUPERSEDE ALL NEGOTIATIONS, AGREEMENTS AND UNDERSTANDINGS BETWEEN THE PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF AND CONSTITUTE THE ENTIRE AGREEMENT BETWEEN THE PARTIES WITH RESPECT THERETO.

Cooperation Following the Closings. Following the Closings, each Party shall deliver to the other Party such further information and documents and shall execute and deliver to the other Party such further instruments and agreements as the other Party shall reasonably request to consummate or confirm the transactions provided for herein, to accomplish the purpose hereof or to assure to the other Party the benefits hereof.

Transaction Costs. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses.

Construction. Unless the context of this Agreement clearly requires otherwise, (a) references to the plural include the singular, and references to the singular include the plural; (b) references to any gender include the other genders; (c) the words “include,” “includes” and “including” do not limit the preceding terms or words and shall be deemed to be followed by the words “without limitation”; (d) the terms “hereof”, “herein”, “hereunder”, “hereto” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (e) the terms “day” and “days” mean and refer to calendar day(s); (f) the terms “year” and “years” mean and refer to calendar year(s); and (g) all references in this Agreement to “dollars” or “$” shall mean United States Dollars. Unless otherwise set forth herein, references in this Agreement to (i) any document, instrument or agreement (including this Agreement) (A) includes and incorporates all exhibits, schedules and other attachments thereto, (B) includes all documents, instruments or agreements issued or executed in replacement thereof and (C) means such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified or supplemented from time to time in accordance with its terms and in effect at any given time, and (ii) a particular Law means such Law as amended, modified, supplemented or succeeded, from time to time and in effect at any given time. All Article, Section, Exhibit and Schedule references herein are to Articles, Sections, Exhibits and Schedules of this Agreement, unless otherwise specified. This Agreement shall not be construed as if prepared by one of the Parties, but rather according to its fair meaning as a whole, as if both Parties had prepared it. Accounting terms not specifically defined herein shall be construed in accordance with GAAP.

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No Presumption from Drafting. This Agreement has been negotiated at arm’s-length between Persons knowledgeable in the matters set forth within this Agreement. Accordingly, given that all Parties have had the opportunity to draft, review and/or edit the language of this Agreement, no presumption for or against any Party arising out of drafting all or any part of this Agreement will be applied in any action relating to, connected with or involving this Agreement. In particular, any rule of law, legal decisions, or common law principles of similar effect that would require interpretation of any ambiguities in this Agreement against the Party that has drafted it, is of no application and is hereby expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to affect the intentions of the Parties.

Review and Construction of Documents. Each Party herein expressly represents and warrants to all other Parties hereto that (a) before executing this Agreement, said Party has fully informed itself of the terms, contents, conditions and effects of this Agreement; (b) said Party has relied solely and completely upon its own judgment in executing this Agreement; (c) said Party has had the opportunity to seek and has obtained the advice of its own legal, tax and business advisors before executing this Agreement; (d) said Party has acted voluntarily and of its own free will in executing this Agreement; and (e) this Agreement is the result of arm’s length negotiations conducted by and among the Parties and their respective counsel.

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Electronic Signatures. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, may be executed in one or more counterparts, all of which shall constitute one and the same instrument. Any such counterpart, to the extent delivered by means of a facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”) shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any Party, each other Party shall re execute the original form of this Agreement and deliver such form to all other Parties. No Party shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such Party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

[Remainder of page left intentionally blank. Signature page follows.]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed, as of the date first above written.

PURCHASER:

Monaker Group, Inc..

	By:	/s/ William Kerby
Name: William Kerby
Title: Chief Executive Officer
SELLER:

/s/ David Ng
David Ng

Securities Purchase Agreement

Monaker and Go Game